Exhibit 99.1

For Immediate Release

Encore Capital Group, Inc. Announces Public Offering of Common Stock by Selling Stockholders

SAN DIEGO — February 28, 2011 /PRNewswire-FirstCall/ — Encore Capital Group, Inc. (NASDAQ: ECPG) today announced that its selling stockholders, JCF FPK I LP, Red Mountain Capital Partners II, L.P. and Red Mountain Capital Partners III, L.P., intend to offer an aggregate of 2,454,734, shares of common stock in an underwritten public offering. The selling stockholders also expect to grant the underwriter a 30-day option to purchase up to an additional 368,210 shares to cover over-allotments, if any. The Company will not receive any proceeds from the sale of the shares by the selling stockholders.

JMP Securities LLC is acting as the sole book-running manager for the offering.

The shares will be sold pursuant to a prospectus supplement and accompanying prospectus as part of an effective shelf registration statement filed by the Company with the Securities and Exchange Commission. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. A copy of the prospectus supplement and accompanying prospectus for this offering may be obtained from the offices of JMP Securities LLC, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, Attention: Prospectus Department, (415) 835-3914. Any offer or sale will be made only by means of the prospectus supplement and accompanying prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Encore Capital Group, Inc.

Encore Capital Group is a leader in consumer debt buying and recovery. We purchase portfolios of defaulted consumer receivables from major banks, credit unions, and utility providers and partner with individuals as they repay their obligations and work toward financial recovery.

Headquartered in San Diego, we are a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and component stocks of both the Russell 2000 and Wilshire 4500. More information about the Company can be found at www.encorecapital.com. The Company’s website, and the information contained therein, is not incorporated into and is not a part of this press release.

Encore Capital Group, Inc.

Forward Looking Statements

The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding the completion, timing and size of the proposed public offering. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Encore Capital Group, Inc.

Paul Grinberg (858) 309-6904

paul.grinberg@encorecapital.com

or

Ren Zamora (858) 560-3598

ren.zamora@encorecapital.com